Exhibit 99.1
UNITED HOMES GROUP, INC. REPORTS 2025 THIRD QUARTER RESULTS
Third Quarter 2025 Highlights
•Home closings of 262, a decrease of 29% year over year compared to 369 home closings in Q3 2024, resulting in revenue, net of sales discounts, of $90.8 million, a decrease of 23%
•Net new orders of 324, a decrease of 5% year over year compared to 341 net new orders in Q3 2024
•Gross margin of 17.7%, a decrease of 120 basis points year over year compared to 18.9% in Q3 2024
•Average sale price ("ASP")1 of production-built homes increased to approximately $346,000 compared to $320,000 in Q3 2024
•Lot pipeline as of September 30, 2025 consists of approximately 7,700 lots owned or controlled by the Company or related parties
•Available liquidity of $83.1 million as of September 30, 2025, comprised of $25.6 million of cash and $57.5 million of unused committed capacity under our credit facility
COLUMBIA, SC., November 6, 2025 / United Homes Group, Inc. (the “Company”) (NASDAQ: UHG) today announced results for the three and nine months ended September 30, 2025.
Third Quarter 2025 Operating Results
For the third quarter 2025, net loss was $31.3 million, or $0.53 per diluted share, which included a loss from the change in fair value of derivative liabilities of $27.2 million, with that change predominantly due to changes in fair value on potential earn-out consideration and warrants due to fluctuation in the stock price and warrant price during the measurement period, representing a non-cash item. The earnout consideration would be paid in common shares upon reaching certain stock price hurdles. The Company is required to record the fair value of this earnout as derivative liabilities on the Condensed Consolidated Balance Sheets and to record changes in fair value of derivative liabilities on the Condensed Consolidated Statements of Operations, in each case until UHG shares reach certain predetermined values or expiration of the five year earnout period. Net loss for the third quarter 2024 was $7.3 million, or $0.15 per diluted share, which included a loss from the change in fair value of derivative liabilities of $7.8 million. Total Stockholders' equity for the third quarter 2025 was $52.9 million. Adjusted book value2, which excludes the derivative liabilities and goodwill, was $94.8 million.
“United Homes Group’s third quarter results reflect the affordability challenges and overall market conditions impacting the broader homebuilding industry,” said Jack Micenko, Chief Executive Officer and President of United Homes Group. “While demand was softer earlier in the quarter due to delays in new community openings, we saw sequential improvement as the quarter progressed. As we recently announced, the special committee of our board, which was established to conduct a comprehensive review of strategic alternatives available to UHG, concluded its work. Following this announcement, the Company continues to focus on improving operations and executing on our key initiatives and strategies to improve profitability and better position the Company for future success.”
Revenue, net of sales discounts, for the third quarter 2025 was $90.8 million, compared to $118.6 million in the third quarter 2024. Home closings during the third quarter 2025 were 262 compared to 369 in the third quarter 2024. Net new orders during the third quarter 2025 were 324 compared to 341 in the third quarter 2024. ASP of 262 production-built homes closed during the third quarter 2025 was approximately $346,000, compared to approximately $320,000 during the third quarter 2024 for 369 production-built homes, representing an increase of approximately 8.1%.
Gross margin during the third quarter of 2025 was 17.7% compared to 18.9% during the third quarter 2024. Adjusted gross margin3 in the third quarter 2025 was 19.6%, compared to 20.6% in the third quarter 2024. Gross margin and adjusted gross margin decreased primarily due to higher discounting to support sales, partially offset by direct construction cost savings as a result of the rebid initiative.
“Gross margins for the third quarter were impacted by more aggressive discounting of inventory, which offset some of the benefits of our new product refresh and ongoing direct cost reduction efforts,” said Keith Feldman, Chief Financial Officer
1 Average sales price of homes closed, excluding the impact of percentage of completion revenues and build-to-rent revenues.
2 Adjusted book value is a non-GAAP financial measure. See “Non-GAAP Financial Measures.”
3 Adjusted gross margin is a non-GAAP financial measure. See “Non-GAAP Financial Measures.”

of United Homes Group. “While these headwinds pressured margins in the third quarter 2025, we remain focused on driving operational efficiencies and maintaining a disciplined approach to pricing and incentives”
Selling, general and administrative expenses ("SG&A") as a percentage of revenues was 19.4% in the third quarter 2025, which included $1.9 million of stock-based compensation and $0.7 million of transaction-related expenses. Excluding stock-based compensation and transaction cost expense, Adjusted SG&A4 for the third quarter 2025 was 16.5% of revenues.
Adjusted EBITDA5 during the third quarter 2025 was $3.8 million compared to $9.0 million during the third quarter 2024.
Nine Months Ended September 30, 2025 Operating Results
For the nine months ended September 30, 2025, net loss was $19.5 million, or $0.33 per diluted share, which included a loss from the change in fair value of derivative liabilities of $12.2 million, with that change predominantly due to changes in fair value on potential earn-out consideration and warrants due to fluctuation in the stock price and warrant price during the measurement period, representing a non-cash item. Net income for the nine months ended September 30, 2024 was $46.2 million, or $0.86 per diluted share, which included income from the change in fair value of derivative liabilities of $50.7 million.
Revenue, net of sales discounts, for the nine months ended September 30, 2025 was $283.3 million, compared to $328.9 million for the nine months ended September 30, 2024. Home closings during the nine months ended September 30, 2025 were 817 compared to 1,017 in the nine months ended September 30, 2024. Net new orders during the nine months ended September 30, 2025 were 924 compared to 1,048 for the nine months ended September 30, 2024. ASP of 815 production-built homes closed during the nine months ended September 30, 2025 was approximately $347,000, compared to approximately $331,000 during the nine months ended September 30, 2024 for 954 production-built homes, representing an increase of approximately 4.8%.
Gross margin during the nine months ended September 30, 2025 remained consistent with the prior year period at 17.7%, which was impacted by higher discounting, offset by a reduction in direct costs. Adjusted gross margin during the nine months ended September 30, 2025 was 20.0%, compared to 20.7% for the nine months ended September 30, 2024. Adjusted gross margin declined, primarily due to increased discounting, partially offset by savings in direct construction costs.
Selling, general and administrative expenses ("SG&A") as a percentage of revenues was 18.3% in the nine months ended September 30, 2025, which included $5.3 million of stock-based compensation, $1.4 million of transaction-related expenses, and $0.1 million related to severance costs. Excluding stock-based compensation, transaction-related expense, and severance expense, Adjusted SG&A for the nine months ended September 30, 2025 was 15.9% of revenues.
Adjusted EBITDA during the nine months ended September 30, 2025 was $13.9 million compared to $23.9 million during the nine months ended September 30, 2024.
Recent Developments
On October 20, 2025, the Company announced the conclusion of the previously-announced review of strategic alternatives. After evaluating a full range of strategic alternatives, including a potential sale, merger or other transaction, the special committee of independent directors that was constituted for this purpose unanimously determined that, in light of current macroeconomic conditions, continuing to execute on the Company’s strategic plan as an independent, public company is in the best interests of the Company and its stockholders at this time. At the same time, one of the Company’s directors submitted his resignation effective immediately, and five of the Company’s other directors notified the Company of their intent to resign from the Board no later than November 14, 2025. The reasons for such resignations are set forth in greater detail in the Company’s Form 8-K filed on October 20, 2025. Following this announcement, management of the Company has been engaged in discussions with various key counterparties, including its lenders, land banking partners, and insurers, regarding, among other things, the pressing need to identify replacement directors, maintaining compliance with loan covenants, and planning for the ongoing operations of the Company. The Executive Chairman, who is a continuing member of the Board, is working to identify replacement directors with the requisite qualifications in order to maintain compliance with the requirements under Nasdaq Listing Rule 5605. If the Company is unable to successfully navigate
4 Adjusted SG&A is a non-GAAP financial measure. See “Non-GAAP Financial Measures.”
5 Adjusted EBITDA is a non-GAAP financial measure. See “Non-GAAP Financial Measures.”

these challenges, management expects continued pressure from these and other key relationships, which could have an adverse effect on the Company’s operations.
Earnings Conference Call
The Company will host a conference call via live webcast for investors and other interested parties beginning at 8:30 a.m. Eastern Time on Thursday, November 6, 2025. Interested parties can listen to the call live on the Internet under the Events & Presentations heading in the Investors section of the Company’s website at www.unitedhomesgroup.com. Listeners should log into the website at least fifteen minutes prior to the call to download and install any necessary audio software. The call can also be accessed toll free at 800-715-9871, or 646-307-1963 for international participants, Conference ID: 4874402 Those dialing in should do so at least ten minutes prior to the start of the call. An archive of the webcast will also be available on the Company’s website.
About United Homes Group, Inc.
The Company is a publicly traded residential builder headquartered near Columbia, SC. The Company focuses on southeastern markets with active communities in South Carolina, North Carolina and Georgia.
The Company employs a land-light operating strategy with a focus on the design, construction and sale of entry-level, first, second and third move-up single-family houses. The Company principally builds detached single-family houses, and, to a lesser extent, attached single-family houses, including duplex houses and town houses. The Company seeks to operate its homebuilding business in high-growth markets, with substantial in-migrations and employment growth.
Under its land-light lot operating strategy, the Company controls its supply of finished building lots through lot option contracts with third parties, related parties, and land bank partners, which provide the Company with the right to purchase finished lots after they have been developed. This land-light operating strategy provides the Company with the ability to amass a pipeline of lots without the risks associated with acquiring and developing raw land.
Forward-Looking Statements
Certain statements contained in this earnings release, other than historical facts, may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We intend for all such forward-looking statements to be covered by the applicable safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act, as applicable. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “seek,” “continue,” or other similar words.
Any such forward-looking statements are based on current expectations, estimates and projections about the industry and markets in which we operate, and beliefs of, and assumptions made by, our management and involve uncertainties that could significantly affect our financial results. Such statements include, but are not limited to, statements about our future financial performance, strategy, expansion plans, future operations, future operating results, estimated revenues, losses, projected costs, prospects, plans and objectives of management. Such statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those projected or anticipated, including, without limitation:
•disruption in the terms or availability of mortgage financing or an increase in the number of foreclosures in our markets;
•volatility and uncertainty in the credit markets and broader financial markets;
•a slowdown in the homebuilding industry or changes in population growth rates in our markets;
•shortages of, or increased prices for, labor, land or raw materials used in land development and housing construction, including due to changes in trade policies;
•increases in interest rates or inflationary pressures, including potential tariffs;
•our ability to execute our business model, including the success of our operations in new markets and our ability to expand into additional new markets;
•our ability to identify and recruit additional independent directors and maintain compliance with Nasdaq listing standards;

•the potential for disruption to our business resulting from changes in our board of directors and the cessation of the strategic alternatives review process;
•our ability to successfully integrate homebuilding operations that we have acquired;
•our ability to realize the expected results of strategic initiatives;
•delays in land development, community openings, or home construction, including delays resulting from natural disasters, adverse weather conditions or other events outside our control;
•changes in applicable laws or regulations;
•the outcome of any legal proceedings;
•our ability to continue to leverage our land-light operating strategy; and
•the possibility that we may be adversely affected by other economic, business or competitive factors.
Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and are not intended to be a guarantee of our performance in future periods. We cannot guarantee the accuracy of any such forward-looking statements contained in this release, and we do not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
For further information regarding other risks and uncertainties associated with our business, and important factors that could cause our actual results to vary materially from those expressed or implied in such forward-looking statements, please refer to the factors listed and described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the “Risk Factors” sections of the documents we file from time to time with the U.S. Securities and Exchange Commission, including, but not limited to, our Annual Report on Form 10-K and our quarterly reports on Form 10-Q, copies of which may be obtained from our website at https://ir.unitedhomesgroup.com/financials/sec-filings/default.aspx
Investor Relations Contact:
Drew Mackintosh
dmackintosh@darrowir.com
Phone:  310-924-9036
Media Contact:
Erin Reeves-McGinnis
erinreevesmcginnis@unitedhomesgroup.com
Phone:  844-766-4663

UNITED HOMES GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)
(Unaudited)

	September 30, 2025	December 31, 2024
ASSETS
Cash and cash equivalents	$25,649	$22,629
Restricted cash	1,456	2,920
Accounts receivable, net	6,116	4,122
Inventories	174,616	139,270
Real estate inventory not owned	1,267	8,445
Due from related party	192	191
Related party note receivable	469	532
Income tax receivable	4,963	2,079
Lot deposits	41,938	48,153
Investment in joint venture	401	691
Property and equipment, net	1,641	759
Operating right-of-use assets	2,053	2,779
Deferred tax asset, net	15,319	15,248
Prepaid expenses and other assets	7,754	8,283
Goodwill	9,280	9,280
Total assets	$293,114	$265,381

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$21,912	$17,801
Syndicated line of credit	79,696	50,196
Liabilities from real estate inventory not owned	938	6,584
Due to related parties	80	122
Other accrued expenses and liabilities	16,811	14,545
Operating lease liabilities	2,195	2,958
Derivative liabilities	51,217	39,158
Term loan, net	67,356	67,150
Total liabilities	240,205	198,514

Commitments and contingencies

Preferred Stock, $0.0001 par value; 40,000,000 shares authorized; none issued or outstanding.	—	—
Class A common stock, $0.0001 par value; 350,000,000 shares authorized; 21,839,762 and 21,607,007 shares issued and outstanding on September 30, 2025, and December 31, 2024, respectively	2	2
Class B common stock, $0.0001 par value; 60,000,000 shares authorized; 36,973,876 shares issued and outstanding on September 30, 2025, and December 31, 2024, respectively	4	4
Additional paid-in capital	59,435	53,937
(Accumulated deficit) retained earnings	(6,532)	12,924
Total stockholders' equity	52,909	66,867
Total liabilities and stockholders' equity	$293,114	$265,381

UNITED HOMES GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenue, net of sales discounts	$90,794	$118,644	$283,301	$328,902
Cost of sales	74,746	96,261	233,206	270,847
Gross profit	16,048	22,383	50,095	58,055

Selling, general and administrative expense	17,573	18,690	51,749	55,358
Net (loss) income from operations	(1,525)	3,693	(1,654)	2,697

Other expense, net	(2,182)	(3,710)	(7,309)	(9,255)
Equity in net earnings from investment in joint venture	218	419	715	1,076
Change in fair value of derivative liabilities	(27,208)	(7,785)	(12,170)	50,650
(Loss) income before taxes	(30,697)	(7,383)	(20,418)	45,168
Income tax expense (benefit)	598	(44)	(962)	(1,071)
Net (loss) income	$(31,295)	$(7,339)	$(19,456)	$46,239

(Loss) earnings per share
Basic	$(0.53)	$(0.15)	$(0.33)	$0.96
Diluted	$(0.53)	$(0.15)	$(0.33)	$0.86

Weighted-average number of shares
Basic	58,798,898	48,389,085	58,666,243	48,375,213
Diluted	58,798,898	48,389,085	58,666,243	63,406,166

UNITED HOMES GROUP, INC
NON-GAAP FINANCIAL MEASURES
Adjusted Gross Profit
Adjusted gross profit is a non-GAAP financial measure used by management of the Company as a supplemental measure in evaluating operating performance. The Company defines adjusted gross profit as gross profit excluding the effects of capitalized interest expensed in cost of sales, amortization included in homebuilding cost of sales, abandoned project costs, severance expense in cost of sales, and non-recurring remediation costs. The Company’s management believes this information is meaningful because it separates the impact that capitalized interest and non-recurring costs directly expensed in cost of sales have on gross profit to provide a more specific measurement of the Company’s gross profits. However, because adjusted gross profit information excludes certain balances expensed in cost of sales, which have real economic effects and could impact the Company’s results of operations, the utility of adjusted gross profit information as a measure of the Company’s operating performance may be limited. Other companies may not calculate adjusted gross profit information in the same manner that the Company does. Accordingly, adjusted gross profit information should be considered only as a supplement to gross profit information as a measure of the Company’s performance.
The following table presents a reconciliation of adjusted gross profit to the GAAP financial measure of gross profit for each of the periods indicated (in thousands, except percentages).

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenue, net of sales discounts	$90,794	$118,644	$283,301	$328,902
Cost of sales	74,746	96,261	233,206	270,847
Gross profit	$16,048	$22,383	$50,095	$58,055
Interest expense in cost of sales	1,159	1,525	4,292	6,697
Amortization in homebuilding cost of sales(a)	598	573	2,161	2,434
Abandoned project costs	9	—	67	320
Severance expense in cost of sales	—	—	—	325
Non-recurring remediation costs	—	—	—	109
Adjusted gross profit	$17,814	$24,481	$56,615	$67,940
Gross margin(b)	17.7%	18.9%	17.7%	17.7%
Adjusted gross margin(b)	19.6%	20.6%	20.0%	20.7%
______________________________
(a) Represents expense recognized resulting from purchase accounting adjustments.
(b) Calculated as a percentage of revenue.

EBITDA and Adjusted EBITDA
Earnings before interest, taxes, depreciation and amortization, or EBITDA, and adjusted EBITDA are supplemental non-GAAP financial measures used by management of the Company. The Company defines EBITDA as net income before (i) capitalized interest expensed in cost of sales, (ii) interest expensed in other (expense) income, net, (iii) depreciation and amortization, and (iv) taxes. The Company defines adjusted EBITDA as EBITDA before stock-based compensation expense, transaction cost expense, amortization included in homebuilding cost of sales, severance expense, abandoned project costs, change in fair value of derivative liabilities, non-recurring remediation costs, and loss on extinguishment of Convertible Notes. Management of the Company believes EBITDA and adjusted EBITDA are useful because they provide a more effective evaluation of UHG’s operating performance and allow comparison of UHG’s results of operations from period to period without regard to UHG’s financing methods or capital structure or other items that impact comparability of financial results from period to period such as fluctuations in interest expense or effective tax rates, levels of depreciation or amortization, or unusual items. EBITDA and adjusted EBITDA should not be considered as alternatives to, or more meaningful than, net income or any other measure as determined in accordance with GAAP. UHG’s computations of EBITDA and adjusted EBITDA may not be comparable to EBITDA or adjusted EBITDA of other companies.
The following table presents a reconciliation of EBITDA and adjusted EBITDA to the GAAP financial measure of net income for each of the periods indicated (in thousands, except percentages).

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net (loss) income	$(31,295)	$(7,339)	$(19,456)	$46,239
Interest expense in cost of sales	1,159	1,525	4,292	6,697
Interest expense in other expense, net	2,206	3,650	7,050	9,370
Depreciation and amortization	643	523	1,650	1,449
Taxes	682	7	(814)	(896)
EBITDA	$(26,605)	$(1,634)	$(7,278)	$62,859
Stock-based compensation expense	1,936	1,568	5,304	4,918
Transaction cost expense	669	686	1,376	2,428
Amortization in homebuilding cost of sales(a)	598	573	2,161	2,434
Severance expense	—	—	125	1,504
Abandoned project costs	9	—	67	320
Change in fair value of derivative liabilities	27,208	7,785	12,170	(50,650)
Non-recurring remediation costs	—	—	—	109
Adjusted EBITDA	$3,815	$8,978	$13,925	$23,922
EBITDA margin(b)	(29.3)%	(1.4)%	(2.6)%	19.1%
Adjusted EBITDA margin(b)	4.2%	7.6%	4.9%	7.3%
______________________________
(a) Represents expense recognized resulting from purchase accounting adjustments.
(b) Calculated as a percentage of revenue.

Adjusted Selling, General and Administrative Expense
Adjusted selling, general and administrative expense, or adjusted SG&A, is a supplemental non-GAAP financial measure used by management of the Company. UHG defines adjusted SG&A as SG&A, excluding the effects of stock-based compensation expense, transaction cost expense, and severance expense included in SG&A. Management of UHG believes adjusted SG&A provides useful information to investors because it enables an alternative assessment of the Company's operating results in a manner that is focused on its operating performance.
The following table presents a reconciliation of Adjusted SG&A to the GAAP financial measure of SG&A for the period indicated (in thousands, except percentages).

	Three Months Ended September 30,	Nine Months Ended September 30,
	2025	2025
Selling, general and administrative expense	$17,573	$51,749
Stock-based compensation expense	1,936	5,304
Transaction cost expense	669	1,376
Severance expense in SG&A	—	125
Adjusted SG&A	$14,968	$44,944
SG&A %(a)	19.4%	18.3%
Adjusted SG&A %(a)	16.5%	15.9%
______________________________
(a) Calculated as a percentage of revenue.

Adjusted Book Value
Adjusted book value is a supplemental non-GAAP financial measure used by management of the Company. UHG defines adjusted book value as total stockholders' equity (book value), excluding the effect of goodwill and derivative instruments. Management of UHG believes adjusted book value is useful to investors because it excludes the impact of purchase accounting and fair value adjustments on derivative instruments which are not expected to result in economic gain or loss.
The following table presents a reconciliation of adjusted book value to the GAAP financial measure of total stockholders' equity for the period indicated (in thousands).

September 30, 2025
Total stockholders' equity	$52,909
Derivative liabilities	51,217
Goodwill	(9,280)
Adjusted book value	$94,846

UNITED HOMES GROUP, INC
OPERATIONAL METRICS BY MARKET
$’s in millions

	Three Months Ended September 30,
	2025		2024		Period Over Period % Change
Market	Net New Orders	Closings	Net New Orders	Closings	Net New Orders	Closings
Coastal	56	52	54	59	3.7%	(11.9)%
Midlands	161	105	188	193	(14.4)%	(45.6)%
Upstate	88	84	85	100	3.5%	(16.0)%
Rosewood	15	14	8	8	87.5%	75.0%
Raleigh	4	7	6	9	(33.3)%	(22.2)%
Total	324	262	341	369	(5.0)%	(29.0)%

	Nine Months Ended September 30,
	2025		2024		Period Over Period % Change
Market	Net New Orders	Closings	Net New Orders	Closings	Net New Orders	Closings
Coastal	153	146	184	152	(16.8)%	(3.9)%
Midlands	442	374	566	518	(21.9)%	(27.8)%
Upstate	252	223	253	296	(0.4)%	(24.7)%
Rosewood	48	43	25	30	92.0%	43.3%
Raleigh	29	31	20	21	45.0%	47.6%
Total	924	817	1,048	1,017	(11.8)%	(19.7)%

	As of September 30, 2025		As of September 30, 2024		Period Over Period % Change
Market	Backlog Inventory[6]	Backlog Value[7]	Backlog Inventory	Backlog Value	Backlog Inventory	Backlog Value
Coastal	56	$19.7	47	$17.1	19.1%	15.2%
Midlands	139	47.1	118	40.0	17.8%	17.8%
Upstate	53	17.7	40	13.4	32.5%	32.1%
Rosewood	15	9.4	11	7.3	36.4%	28.8%
Raleigh	1	0.4	4	2.1	(75.0)%	(81.0)%
Total	264	$94.3	220	$79.9	20.0%	18.0%
6 Backlog inventory consists of homes that are under a sales contract but have not closed. Backlog may be impacted by customer cancellations.
7 Backlog value is calculated as the total contract value of homes in backlog.